Exhibit 10.4

EXECUTION VERSION

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of September 5, 2022, is entered into by and between Gores Holdings VIII, Inc., a Delaware corporation (the “Company”), and Gores Sponsor VIII LLC, a Delaware limited liability company (“Subscriber”).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of dated December 13, 2021, and subsequently amended as of May 20, 2022 (“Amendment No. 1”), and on September 5, 2022, entered into that certain Amendment No. 2 to the Merger Agreement (“Amendment No. 2”) (as amended, the “Merger Agreement”), pursuant to which the Company will acquire Footprint International Holdco, Inc. (“Target”), on the terms and subject to the conditions set forth therein (the “Transactions”);

WHEREAS, in connection with the Transactions, the Company and Subscriber entered into that certain subscription agreement, dated as of December 13, 2021 (the “Original Agreement”), pursuant to which Subscriber subscribed for and agreed to purchase from the Company concurrently with the closing of the Transactions 9,500,000 shares (the “Sponsor Subscription”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Shares”), for a purchase price of $10.00 per share (“Per Share Purchase Price”);

WHEREAS, on February 16, 2022, Subscriber transferred and assigned to MGXBD, LLC (the “Subscription Transferee”) Subscriber’s obligation to purchase from the Company 50,000 of the Company’s Class A Shares at the Per Share Purchase Price, and the Subscription Transferee has executed and delivered to the Company a subscription agreement pursuant to which such Subscription Transferee subscribed for and agreed to purchase from the Company 50,000 Class A Shares at the Per Share Purchase Price (the “Transferred Shares”);

WHEREAS, on August 19, 2022, Target issued and sold to certain purchasers, including affiliates of Sponsor, $39,500,000 in aggregate principal amount of unsecured convertible senior notes due 2025 (the “August Note Financing”).

WHEREAS, the members of Subscriber purchased $19,500,000 in aggregate principal amount in the August Note Financing in lieu of 1,950,000 Class A Shares at the Per Share Purchase Price for an aggregate of $19,500,000 million subscribed for under the Original Agreement in advance of the Closing Date (“Sponsor August Note Financing Purchase”);

WHEREAS, on September 6, 2022, Target issued and sold 3,000 shares of Footprint’s Class D Non-Participating Preferred Stock, par value $0.001 per share, at a purchase price of $25,000 per share, for a total purchase price of $75,000,000 (the “Footprint Class D Financing”) to KSP Footprint Investments, LLC, a Delaware limited liability company;

WHEREAS, the Company and Target have agreed that the Footprint Class D Financing is in lieu of Sponsor’s remaining commitment to purchase 7,500,000 Class A Shares at the Per Share Purchase Price for an aggregate of $75,000,000 subscribed for under the Original Agreement in advance of the Closing Date;

WHEREAS, after giving effect to the Transferred Shares, the Sponsor August Note Financing Purchase and the Footprint Class D Financing, the Sponsor Subscription has been reduced by the full amount of Sponsor’s commitment under the Original Agreement to purchase 9,500,000 Class A Shares, in the aggregate, at the Per Share Purchase Price;

WHEREAS, pursuant to Section 6 of the Original Agreement, the Company and Subscriber can terminate the Original Agreement without any further liability on the part of any party in respect thereof, upon the mutual written agreement of each of the Company and Subscriber to terminate the Original Agreement; and

WHEREAS, each of the Company and Subscriber wish to terminate the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the parties hereto acknowledges and agrees as follows:

1.    Termination. In accordance with Section 6 of the Original Agreement, the Original Agreement is hereby terminated in its entirety, such termination to be effective upon the completion of the Footprint Class D Financing, and, on the effective date of the Footprint Class D Financing, the Original Agreement shall be of no further force or effect, and no party hereto shall have any existing or continuing rights, obligations or liabilities under the Original Agreement.

2.    Due Authorization and Enforceability. Each party hereto represents and warrants that the execution and delivery of this Agreement have been duly authorized by all necessary action on the part of such party and that this Agreement constitutes a legal, valid and binding obligation thereof, enforceable against it in accordance with its terms.

3.    Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as may be reasonably requested for the purpose of carrying out the provisions of this Agreement and giving effect to the transactions contemplated by this Agreement.

4.    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including the Original Agreement.

5.    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

6.    Counterparts. This Agreement may be executed in one or multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute and deliver signed counterparts of this Agreement to the other parties hereto by facsimile, electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

7.    Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other State. Each party hereto hereby waives any right to a jury trial in connection with any litigation pursuant to this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth below.

GORES SPONSOR VIII LLC

By:

Name:

Title:

GORES HOLDINGS VIII, INC.

By:

Name:

Title: